Exhibit 10.1

July 28, 2009

Patrick T. Ortiz, Esq.
1030 Stagecoach Road
Santa Fe, NM  87501

Re:  2010 Retainer

Dear Pat:

The purpose of this letter is to memorialize our agreement on the terms of a fee arrangement for legal services that you will provide to PNM Resources, Inc. and its subsidiaries  (“Company”) in calendar year 2010.

You will provide legal services to Company during calendar year 2010 for the annual retainer amount of $240,000.00, payable in equal monthly installments of $20,000.00.  The monthly retainer payment typically will be made by the 10th day of each month.  Retainer payments will not be paid prior to the expiration of the revocation period described in the Release Agreement that you will execute pursuant to the terms and provisions of your Executive Transition Agreement.  As provided in the Executive Transition Agreement, this Retainer Agreement will be void if the Release Agreement is not signed in a timely manner, or if it is revoked.  Monthly retainer payments that have been accrued but have not been paid pending execution of the Release Agreement will be paid within five (5) business days after expiration of the revocation period.

If your total services during 2010 exceed 1,200 hours, and Company’s General Counsel or his/her designee authorizes additional services beyond 1,200 hours, Company will pay you at the rate of $275 per hour for each authorized hour in excess of 1,200 hours.

All of the work performed pursuant to this Retainer Agreement will be performed by you personally.

Company will pay gross receipts or similar taxes and actual costs for ancillary services without mark-up in addition to the retainer amount, except that you will not bill for routine photocopying, long distance telephone calls, facsimile charges, secretarial services, word processing charges, fixed costs of computerized research, first class air fare, publications, continuing education, office and equipment costs and other items of overhead and internal operating costs.  Costs for court reporters and consultants should be billed directly to Company.

The retainer amount will cover all legal services provided to Company.  The legal services provided to Company will primarily relate to regulatory matters.  On occasion, you may be asked to perform other services as well.

You will provide a monthly statement for services provided which will include detail showing the amount of time worked on each individual legal matter and a brief description of the work performed.  If travel time is devoted to working for clients in addition to Company, the monthly statement will be prorated for actual time devoted to Company matters.  Time away from home or the office which is not in transit or spent performing legal services for Company will not be included in notational bills.

This Retainer Agreement relates solely to legal services to be provided during calendar year 2010.  A new Retainer Agreement may be entered into for services in later years, in the discretion of the parties.

As an independent attorney, you are free to provide services to any other individual or entity, subject to the Rules of Professional Conduct applicable to attorneys licensed to practice law in the state of New Mexico.  You specifically agree that you will consult with the Company’s General Counsel, prior to accepting an engagement with another client, to assure that the positions you will be taking as attorney for the other client are not adversarial to the Company or otherwise in conflict with the Company’s interests.

By signing this Retainer Agreement, you also agree to abide by the Company’s Outside Counsel Policy & Guidelines.

In providing services to Company pursuant to this Retainer Agreement, you will be acting as an independent contractor, rather than as an employee of Company.  Accordingly, you will assume full responsibility and liability for any and all income tax withholding and employment taxes and you agree to indemnify Company from any claim that it may have any obligation to either withhold income taxes or pay employment taxes.

If you agree that this letter accurately represents our agreement, please acknowledge by signing below.  We look forward to continuing to work with you in 2010.

Sincerely,

/s/  Jeffry E. Sterba

Jeffry E. Sterba
Chief Executive Officer
PNMR Services Company

AGREED:

  /s/ Patrick T. Ortiz
Patrick T. Ortiz